99.1     Press Release dated April 11, 2003.



FOR:   ENVIRONMENTAL SAFEGUARDS, INC (ELSF: OB)

FROM:  RF Hengen Inc.               CORP. CONTACT: James S. Percell, Chmn & Pres
       Tel: (908) 508-9000                         Tel: (713) 641-3838

                                                   FOR IMMEDIATE RELEASE

                 Environmental Safeguards Reports 2002 Earnings

HOUSTON, April 11, 2003 --- Environmental Safeguards, Inc. (ELSF:OB) today announced that it had a net loss for the year ended December 31, 2002 of $3,043,000, equal to ($0.33) per basic and fully diluted share, compared to prior year net income of $1,507,000 or $0.12 per basic and $0.05 per fully diluted share. Revenues for the recently completed year were $943,000 compared to $2,987,000 in 2001, which amount excludes a one time sales transaction classified as Other Income.

The reduction of revenue and profit was a result of lower equipment utilization in 2002 due to the completion of contract operations in Mexico at the end of 2001. Additionally, net income for 2001 included the above-mentioned non-recurring gain on the sale of three of the Company's Indirect Thermal Desorption Units.

James S. Percell, chairman, president and chief executive of Environmental Safeguards stated: "Having decided to complete contract operations in most of our foreign markets, we have taken steps to close down foreign subsidiaries and concentrate our efforts and resources in the U.S. market, particularly in the industrial waste management, domestic downstream plants, and manufacturing industries. Each of these represents a large market segment in which we believe our proprietary technology and equipment have a distinct competitive advantage as witnessed by recent contract awards in the domestic United States."

The Company's patented ITD technology uses a heat jacketed rotating chamber that vaporizes hydro- carbons and hydrocarbon derivatives from contaminated materials, and a condenser that liquefies the vapor into hydrocarbon liquids of better than 99% purity, for reuse. A single ITD unit can process one to 10 short tons of waste per hour, depending on its content. In addition to the United States, soil remediation and hydrocarbon recycling operations have been successfully conducted in Mexico, Colombia, Venezuela, Scotland and the U.A.E. The Company has processed more than 750,000 tons of contaminated waste, recovering in excess of 15 million gallons of hydrocarbon fluids. More information on Environmental Safeguards and its subsidiary, OnSite Technology, can be found at www.onsite2.com.
                ---------------

The Forward Looking Statements or Projections contained herewith involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed and, accordingly, should be read in conjunction with the Company's 10-K for the year ended December 31, 2002, with particular reference to Information Regarding and Factors Affecting Forward Looking Statements in the Management Discussion and Analysis of Financial Condition and Results of Operations.

  The comparative results of the years ended December 31, 2002 and 2001 follow:

                         ENVIRONMENTAL SAFEGUARDS, INC.
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      (In thousands, except share amounts)


                                         Twelve Months Ended
                                             December 31,
                                         ---------  --------
                                           2002       2001
                                         ---------  --------
Revenue                                  $    943   $ 2,987
Cost of revenue                             1,968     3,546
                                         ---------  --------
  Gross margin                             (1,025)     (559)
Selling, general and
  administrative expenses                   1,713     2,645
Amortization of acquired engineering
  design and technology                       408       408
Research and development                       30        71
                                         ---------  --------
  Income (loss) from operations            (3,176)   (3,683)
Other income (expense):
  Gain on sale of assets                              6,252
  Interest income                               2        32
  Interest expense                            (43)     (839)
  Other                                        (2)       40
                                         ---------  --------
Income (loss) before provision for
  income tax and minority interest         (3,219)    1,802
Benefit (provision) for income taxes           79      (536)
                                         ---------  --------
Income (loss) before minority interest     (3,140)    1,266
Minority interest                              97       241
                                         ---------  --------
Net income (loss)                         ($3,043)  $ 1,507
                                         =========  ========
Net income (loss) available to common
  stockholders                            ($3,296)  $ 1,169
                                         =========  ========


Net income (loss) per share:
  Basic                                    ($0.33)  $  0.12
                                         =========  ========
  Diluted                                  ($0.33)  $  0.05
                                         =========  ========

Weighted average shares outstanding:
  Basic                                    10,112    10,112
                                         =========  ========
  Diluted                                  10,112    23,142
                                         =========  ========


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